Exhibit 99.1

Uranium Resources Closes $5 million in Funding with Resource Capital Fund V L.P.

LEWISVILLE, Texas--(BUSINESS WIRE)--September 7, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced today that, on September 5, 2012, it closed the $5 million financing with Resource Capital Fund V L.P. (“RCF”), pursuant to its investment agreement with RCF. URI exercised the $5 million option on August 31, 2012 in conjunction with the closing of its acquisition of Neutron Energy, Inc. RCF purchased 9,691,801 shares of URI common stock at a price of $0.5159 per share. The share price was based on the volume weighted average trading price of URI common stock on the NASDAQ Capital Market for the 20 trading days prior to the closing of the Neutron merger.

“The total investment made by RCF in URI we believe is a confirmation of the value inherent in our uranium assets and production potential in New Mexico as well as the strong outlook on the uranium market in general,” commented Don Ewigleben, President and CEO of URI. “We expect that global demand for nuclear power will continue to expand as emerging economies require measurably greater amounts of electric power and this will more than offset declines in somewhat stagnant developed economies. We believe this demand will drive price as supplies are not able to keep pace and URI will be in a position to capitalize on this environment.”

Mr. Ewigleben continued, “Over the past few years, URI has undertaken many initiatives to position the Company for the long-term. We now have more than 154 million pounds of in-place mineralized uranium material, an underground injection control permit and NRC license to conduct ISR mining at the Churchrock Section 8 area, and we continue to be in meaningful discussions with the Navajo Nation regarding a comprehensive agreement regarding the production of uranium. Once an agreement with the Navajo is reached, we will look to secure the needed capital for the Churchrock project and initiate construction activities. Given interest from various investors and potential strategic partners, we believe we will be able to obtain the required funding for the project.”

In total, RCF invested $35 million in URI, which included participating in the Neutron acquisition by contributing $20 million to retire the majority of Neutron’s debt and an additional total of $15 million in financing to URI. URI now has 158.7 million shares outstanding, with RCF beneficially owning 44.6 million shares, or 28.1%, of the outstanding shares of URI common stock.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer